Title of each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.75% Senior Convertible Notes due 2019	$316,250,000	100.0%	$316,250,000	$43,137

(1)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Filed Pursuant to Rule 424(b)5
Registration No. 333-186702

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 15, 2013)

$275,000,000

2.75% Senior Convertible Notes due 2019

Interest payable April 1 and October 1

Issue price:

We are offering $275,000,000 aggregate principal amount of 2.75% Senior Convertible Notes due April 1, 2019 (the “notes”). The notes will bear interest at a rate of 2.75% per year, payable semiannually in arrears, on April 1 and October 1 of each year, beginning on October 1, 2013. The notes will mature on April 1, 2019.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding October 1, 2018 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2013 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (3) if we call the notes for redemption; or (4) upon the occurrence of specified corporate events. On or after October 1, 2018 until the close of business on the second scheduled trading day immediately preceding April 1, 2019, holders may convert their notes at any time. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be 39.5491 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $25.29 per share of common stock). The conversion rate will be subject to adjustment in certain events described in this prospectus supplement but will not be adjusted for accrued interest. In addition, following certain types of fundamental changes, as described in this prospectus supplement, or a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such fundamental change or notice of redemption, as the case may be.

We may not redeem the notes prior to April 5, 2017. On or after April 5, 2017, we may redeem for cash any or all of the notes, at our option, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within 5 trading days immediately preceding the date on which we provide notice of redemption exceeds 130% of the applicable conversion price on each applicable trading day. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If we undergo a fundamental change (as defined herein), holders may require us to repurchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The notes will be our senior and unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be structurally subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including all borrowings under our senior secured revolving credit facility. The notes will be structurally subordinated to all liabilities of our subsidiaries.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

Our common stock is listed on the New York Stock Exchange under the symbol “X.” The last reported sale price of our common stock on the New York Stock Exchange on March 20, 2013 was $19.45 per share.

Concurrently with this offering of notes, under a separate prospectus supplement, we are offering $275,000,000 aggregate principal amount of 6.875% Senior Notes due 2021. Neither offering will be contingent on completion of the other.

Investing in the notes involves risks that are described in the “Risk factors” section beginning on page S-7 of this prospectus supplement and the “Risk Factors” section beginning on page 31 of our annual report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per note	Total

Public offering price(1)	100.00%	$275,000,000
Underwriting discount	2.75%	$ 7,562,500
Proceeds, before expenses, to us	97.25%	$267,437,500
(1)	Plus accrued interest from March 26, 2013, if settlement occurs after that date

We have granted the underwriters an option to purchase, within the 30-day period from the date of this prospectus supplement, up to an additional $41,250,000 aggregate principal amount of the notes.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, on or about March 26, 2013.

Joint book-running managers

J.P. Morgan

Barclays

Goldman, Sachs & Co.

Morgan Stanley

The date of this prospectus supplement is March 20, 2013.

Prospectus supplement

Prospectus

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

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About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to United States Steel Corporation. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which do not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. For information about our notes and our common stock, see “Description of notes” and “Description of common stock” in this prospectus supplement and “Description of the Debt Securities” and “Description of Capital Stock” in the accompanying prospectus. If the description in the prospectus supplement differs from the description in the accompanying prospectus, the description in the prospectus supplement supersedes the description in the accompanying prospectus. If the information in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Incorporation of certain information by reference

The Securities and Exchange Commission (SEC) allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus supplement (other than any documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.

(a)	Annual Report on Form 10-K for the year ended December 31, 2012;

(b)	Proxy Statement on Schedule 14A dated March 15, 2013; and

(c)	The description of our common stock contained in our registration statement on Form 8-A12B/A (Amendment No. 1) filed with the SEC on December 31, 2001.

Any statement contained in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus supplement except as so modified or superseded.

Forward-looking statements

We include “forward-looking” statements concerning trends, market forces, commitments, material events, and other contingencies potentially affecting our future performance in our annual and quarterly reports, press releases and other statements incorporated by reference into

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this prospectus supplement and the accompanying prospectus. These statements include, without limitation, statements regarding our general business strategies; financing decisions; projections of levels of revenues or production, income from operations, income from operations per ton, net income or earnings per share; levels of capital, environmental or maintenance expenditures; levels of employee benefits; the success or timing of completion of ongoing or anticipated capital or maintenance projects; levels of raw steel production capability; prices; production; shipments; labor and raw material costs; availability of raw materials; the acquisition, idling, shutdown or divestiture of assets or businesses; the effect of restructuring or reorganization of business components and cost reduction programs; the effect of steel industry consolidation; the effect of potential legal proceedings on our business and financial condition; the effects of actions of third parties, such as competitors or foreign, federal, state or local environmental or other regulatory authorities; the impact of international trade relief, import quotas, tariffs and other protectionist measures; and general economic conditions. These forward-looking statements are estimates based on currently available competitive, financial and economic data and our operating plans and involve risks, uncertainties and assumptions. As a result, these statements are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake to update our forward-looking statements to reflect future events or circumstances, except as may be required by applicable law. Additional information regarding the risks and uncertainties that could impact our forward-looking statements is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2012.

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Summary

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in the notes. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described following the caption “Incorporation of certain information by reference” in the accompanying prospectus. If the information in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Unless the context otherwise requires, references in this prospectus supplement to the “Company,” “U. S. Steel,” “we,” “us” and “our” are to United States Steel Corporation and its subsidiaries. References to $ or US$ are to U.S. dollars, references to € are to the European Community Euro and references to C$ are to Canadian dollars.

See “Risk factors” in this prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2012, for factors that you should consider before investing in the notes, and “Forward-looking statements” in this prospectus supplement and “Forward-Looking Statements” in the accompanying prospectus for information relating to statements contained in this prospectus supplement that are not historical facts.

Unless otherwise specifically indicated, all information in this prospectus supplement assumes the underwriters’ option to purchase additional notes is not exercised.

The company

U. S. Steel is an integrated steel producer of flat-rolled and tubular products with major production operations in North America and Europe. An integrated producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 29.3 million net tons (tons) (24.3 million tons in North America and 5.0 million tons in Europe). According to World Steel Association’s latest published statistics, we were the thirteenth largest steel producer in the world in 2011. U. S. Steel is also engaged in other business activities consisting primarily of transportation services (railroad and barge operations) and real estate operations.

Concurrent senior notes offering

Concurrently with this convertible notes offering, under a separate prospectus supplement dated the date hereof, we are offering $275,000,000 aggregate principal amount of 6.875% Senior Notes due 2021 (the “Senior Notes Offering”). Neither offering will be contingent on completion of the other. We intend to use the net proceeds from the Senior Notes Offering, together with the net proceeds of this offering, for repurchases or repayment of indebtedness, focusing on near-term maturities, and any remaining proceeds for general corporate purposes. See “Use of proceeds.”

The foregoing description and other information regarding the Senior Notes Offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any notes included in the Senior Notes Offering.

The offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see “Description of notes.”

Issuer	United States Steel Corporation, a Delaware corporation.

Securities	$275,000,000 million aggregate principal amount 2.75% Senior Convertible Notes due 2019 (plus up to an additional $41.25 million aggregate principal amount of notes at the option of the underwriters).

Maturity	April 1, 2019, unless earlier converted, redeemed or repurchased.

Issue Price	100% plus accrued interest if any, from March 26, 2013.

Interest	2.75% per year. Interest will accrue from March 26, 2013 and will be payable semiannually in arrears on April 1 and October 1 of each year, beginning October 1, 2013.

All references to interest in this summary are deemed to include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of notes—Events of default.”

Conversion Rights	Holders may convert their notes at their option prior to the close of business on the business day immediately preceding October 1, 2018 in multiples of $1,000 principal amount, only under the following circumstances:

•	during any calendar quarter commencing after the calendar quarter ending on June 30, 2013 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•	during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

•	if we call the notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events described under “Description of notes—Conversion rights—Conversion upon specified corporate events”.

On or after October 1, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes in multiples of $1,000 principal amount.

The conversion rate for the notes is initially 39.5491 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ 25.29 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each volume weighted average price (“VWAP”) trading day in a 20 VWAP trading day observation period (as defined below under “Description of notes—Conversion rights—Settlement upon conversion”).

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note. See “Description of notes—Conversion rights—General.”

Adjustment to conversion rate upon conversion upon a make-whole fundamental change or a notice of redemption

If and only to the extent a holder elects to convert its notes in connection with a make-whole fundamental change (as defined under “Description of notes—Adjustment to conversion rate upon conversion upon a make-whole fundamental change or a notice of redemption”) or a redemption notice, we will, under certain circumstances, increase the conversion rate by a number of additional shares of common stock. The number of additional shares will be determined by reference to the table under “Description of notes—Adjustment to conversion rate upon conversion upon a make-whole fundamental change or a notice of redemption,” based on the effective date of the make-whole fundamental change or the date of the redemption notice and the price paid (or deemed to be paid) per share of our common stock in such make-whole fundamental change or redemption, as described herein.

Optional redemption	We may not redeem the notes prior to April 5, 2017. On or after April 5, 2017, we may redeem for cash all or part of the notes, at our option, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within 5 trading days immediately preceding the date on which we provide notice of redemption exceeds 130% of the applicable conversion price on each applicable trading day. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We will give notice of any redemption not less than 30 nor more than 60 calendar days before the redemption date. See “Description of notes—Optional redemption.”

Fundamental change	If we undergo a fundamental change, as defined herein, subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the fundamental change purchase date.

Ranking	The notes will be our senior and unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries.

As of December 31, 2012, we had an aggregate of approximately $3,818 million of senior indebtedness outstanding (consisting of approximately $3,163 million of senior notes, $549 million of obligations relating to environmental revenue bonds, $70 million relating to recovery zone facility bonds, and $36 million of obligations under capital leases and other debt).

At December 31, 2012, our subsidiaries had an aggregate amount of outstanding indebtedness of approximately $151 million (consisting of C$150 million (approximately $151 million using exchange rates as of December 31, 2012) outstanding under a note (the “Province Note”) to the Province of Ontario.

U. S. Steel has a $625 million Receivables Purchase Agreement with financial institutions that expires in July 2014. As of December 31, 2012, U. S. Steel had no outstanding borrowings under this facility and more than $625 million of eligible receivables.

U. S. Steel has an $875 million Credit Agreement (the “Credit Facility”) with a consortium of lenders that includes a security interest in the majority of our domestic inventory, certain accounts receivable and related collateral and which will expire July 2016. As of December 31, 2012, there were no amounts drawn under the Credit Facility and inventory levels supported the full $875 million of availability. Under the Credit Facility, if availability is less than $87.5 million, U. S. Steel must comply with a fixed charge coverage ratio. Since availability was greater than $87.5 million as of December 31, 2012, compliance with the fixed charge coverage ratio covenant was not applicable.

At December 31, 2012, U. S. Steel Kosice (“USSK”) had no borrowings under its €200 million (approximately $264 million) revolving unsecured credit facility which expires in August 2013.

At December 31, 2012, USSK had no borrowings under its €20 million unsecured credit facility (approximately $26 million), and the availability was approximately $24 million due to approximately $2 million of customs and other guarantees outstanding. The €20 million facility expires in December 2015.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Events of default	Except as described under “Description of notes—Events of default,” if an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest may be declared immediately payable, subject to certain conditions set forth in the indenture.

Use of proceeds	The net proceeds from the sale of the notes in this offering are estimated to be approximately $266,767,500 (or approximately $306,883,125 if the underwriters exercise in full their option to purchase additional notes), after deducting underwriting discounts and our estimated offering expenses.

We intend to use the proceeds from this offering, together with the net proceeds of the concurrent Senior Notes Offering, for repurchases or repayment of indebtedness, focusing on near-term maturities, and any remaining proceeds for general corporate purposes. See “Use of proceeds.”

Book-entry form only

The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities.

Absence of a public market for notes	The notes are new securities and there is currently no established market for the notes. Accordingly, an active public trading market for the notes may not develop and the market price and liquidity of the notes may be adversely affected. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

New York Stock Exchange symbol for our common stock	Our common stock is listed on The New York Stock Exchange under the symbol “X.”

Trustee, paying agent and conversion agent	The Bank of New York Mellon.

U.S. federal income and estate tax consequences	For the U.S. federal income and estate tax consequences of holding, disposing of and converting the notes, see “Certain United States federal income and estate tax considerations.”

Risk factors	You should consider carefully all the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, and, in particular, you should evaluate the specific factors set forth under “Risk factors” beginning on page S-7 of this prospectus supplement, before deciding to invest in the notes.

Risk factors

Before investing in the notes, you should carefully consider the risks set forth in Item 1A of our annual report on Form 10-K for the year ended December 31, 2012, as well as the following risks. These risks are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations or the value of the notes.

Risks related to an investment in the notes and our common stock

The notes will be effectively junior to the Credit Facility and any other secured indebtedness that we may issue in the future.

The notes are unsecured. Holders of our secured debt may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. We have granted the lenders under our $875 million revolving Credit Facility a first lien on the majority of our domestic inventories and certain accounts receivable. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding to the extent of the value of the collateral securing such indebtedness. As a result, the notes will be effectively junior to the Credit Facility, secured obligations under capital leases and any secured debt that we may issue in the future to the extent of the value of the collateral securing such indebtedness.

The notes are obligations exclusively of U. S. Steel and not of our subsidiaries, and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are not guaranteed by any of our subsidiaries. As a result, indebtedness or guarantees of indebtedness, and other liabilities of each of our subsidiaries, will effectively rank senior to the indebtedness represented by the notes, to the extent of such subsidiary’s assets. As of December 31, 2012, our subsidiaries had an aggregate of approximately $151 million of indebtedness outstanding, consisting of C$150 million due to the Province of Ontario. In addition, the indenture governing the notes does not restrict the future incurrence of liabilities or issuance of preferred stock, including unsecured indebtedness or guarantees of indebtedness, by our subsidiaries.

The notes do not contain restrictive financial covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

Other than as described under “Description of notes—Covenants—Limitation on liens” and “—Limitation on sale and leaseback transactions,” the indenture governing the notes does not contain any financial or operating covenants or restrictions on the incurrence of indebtedness (including secured debt), the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

We may not have the ability to raise the funds necessary to settle conversion of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest, as described under “Description of notes—Fundamental change permits holders to require us to purchase notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of notes—Conversion rights—Settlement upon conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes or pay or pay and deliver our conversion obligation with respect to notes being converted. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by the agreements governing our future indebtedness. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable upon future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default or require a prepayment under, or result in the acceleration of the maturity or repurchase of, our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

Investors in, and potential purchasers of, the notes who employ, or seek to employ, a convertible arbitrage strategy with respect to the notes may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the notes to conduct a convertible arbitrage strategy with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding October 1, 2018, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in the offering and prior to such date. In addition, the inability to freely convert may also adversely affect the trading price of the notes and your ability to sell the notes.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume weighted average prices of our common stock for each VWAP trading day in a 20 VWAP trading day observation period. Although the number of shares (if any) that you receive upon conversion of your notes with respect to any VWAP trading day during the observation period will be determined based on the volume weighted average price of our common stock on such VWAP trading day, we will not deliver such shares until the third business day following the end of the relevant observation period. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or redemption may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity or we elect to redeem the notes, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change or redemption. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective or the date upon which we give a notice of redemption and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights—Adjustment to conversion rate upon conversion upon a make-whole fundamental change or a notice of redemption.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change or redemption may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $80.00 per share or less than $19.45 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 51.4138 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change or redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash or in an acquisition, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes. In addition, not all transactions that require us to offer to repurchase our outstanding senior notes or repay amounts outstanding under our Credit Facility will require us to offer to repurchase the notes offered hereby.

There is no public market for the notes, which could limit their market price or your ability to sell them.

The notes are a new issue of securities for which there currently is no trading market. As a result, a market may not develop for the notes and you may not be able to sell your notes. Any notes that are traded after their initial issuance may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system. While the underwriters may make a market in the notes they are not required to do so and consequently any market making with respect to the notes may be discontinued at any time without notice. Even if the underwriters make a market in the notes the liquidity of such a market may be limited. See “Underwriting.”

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

In 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are, where the issuer has the intent and policy to settle such instruments partly in a cash amount equal to the principal amount, currently accounted for utilizing the treasury stock method, the effect of which is that the shares that would be issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Fluctuations in the price of our common stock may impact the price of the notes and make them more difficult to resell.

The market price of our common stock has been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, liquidity or this offering. In addition to the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, the price volatility of our common stock may be affected by:

•	operating results that vary from expectations of management, securities analysts and investors;

•	developments in our business or in the steel industry generally or involving major steel consuming industries;

•	general market conditions, such as interest or foreign exchange rates, commodity and equity prices, availability of credit, asset valuations, and volatility;

•	changes in financial and economic markets, whether global, European Union, United States or other large markets;

•	regulatory changes affecting our industry generally or our business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us; and

•	announcement or implementation of strategic developments, acquisitions and other material events by us or our competitors.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

Changes in our credit ratings or the debt markets may adversely impact the market price of the notes or our common stock.

The price for the notes will also depend on a number of other factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies that investors consider to be comparable to us;

•	the market price of our other debt securities;

•	our financial condition, operating results and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us, and the industries in which we operate as a whole. If in the future one or more rating agencies were to reduce or withdraw their rating, or place the notes on a “watch list,” the market price of the notes and our common stock may be adversely affected.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the notes.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of our common stock upon conversion of the notes or other issuances of our common stock or convertible securities, including outstanding options and warrants, or otherwise will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of this offering. The hedging or arbitrage could, in turn, affect the market price of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our restated certificate of incorporation or amended and restated by-laws requiring shareholder approval, and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to date a holder is deemed to be the record owner of the shares of our common stock due upon conversion, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares upon conversion in the event of certain fundamental change transactions. These provisions could deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price or could limit the price that some investors might be willing to pay in the future for shares of our common stock.

If we increase the cash dividend on our common stock, or otherwise adjust the conversion rate, a holder may be deemed to have received a taxable dividend without the receipt of any cash.

If we increase the cash dividend on our common stock, an adjustment to the conversion rate may result, and a holder may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. A holder may also be deemed to have received a taxable dividend upon certain other adjustments to the conversion rate, including upon a make-whole fundamental change or notice of redemption. If a holder is a non-United States holder (as defined in “Certain United States federal income and estate tax considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States federal income and estate tax considerations.”

Ratio of earnings to fixed charges

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated:

	Year ended December 31,
	2012		2011		2010		2009		2008
Ratio of earnings to fixed charges (a)	(b	)	(c	)	(d	)	(e	)	14.12

(a)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” are defined as income from continuing operations before income taxes and before adjustment for noncontrolling interests in consolidated subsidiaries or income (loss) from equity investees, less capitalized interest, plus fixed charges, and distributions from equity investees. “Fixed charges” consist of interest, whether expensed or capitalized, on all indebtedness, amortization of premiums, discounts and capitalized expenses related to indebtedness, and an interest component equal to one-third of rental expense, representing the portion of rental expense that management believes is attributable to interest.

(b)	Earnings were not sufficient to cover fixed charges by $80 million for the year ended December 31, 2012.

(c)	Earnings were not sufficient to cover fixed charges by $64 million for the year ended December 31, 2011.

(d)	Earnings were not sufficient to cover fixed charges by $415 million for the year ended December 31, 2010.

(e)	Earnings were not sufficient to cover fixed charges by $1,819 million for the year ended December 31, 2009.

Common stock price range and dividends

Our common stock is listed on the New York Stock Exchange under the symbol “X.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE and the dividends declared per share of our common stock.

	Price range of common stock		Cash dividend per share
	High	Low

2011
First Quarter	$64.03	$51.33	$0.05
Second Quarter	$55.75	$40.95	$0.05
Third Quarter	$47.33	$21.73	$0.05
Fourth Quarter	$29.23	$18.85	$0.05

2012
First Quarter	$32.52	$24.78	$0.05
Second Quarter	$30.66	$17.67	$0.05
Third Quarter	$23.84	$17.80	$0.05
Fourth Quarter	$24.78	$18.74	$0.05

2013
First Quarter (through March 20, 2013)	$26.29	$19.19	$0.05

The last reported sale price of our common stock on the New York Stock Exchange on March 20, 2013 was $19.45 per share. As of March 15, 2013, there were 144,283,311 shares of our common stock outstanding held by approximately 17,542 registered holders.

Use of proceeds

The net proceeds from the sale of the notes in this offering are estimated to be approximately $266,767,500 (or approximately $306,863,125 if the underwriters exercise in full their option to purchase additional notes), after deducting underwriting discounts and our estimated expenses. We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent Senior Notes Offering, for repurchases or repayment of indebtedness, focusing on near-term maturities, and any remaining proceeds for general corporate purposes.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2012:

•	on an actual basis;

•	on an as adjusted basis to give effect to the sale of the notes offered hereby assuming no exercise of the underwriters’ option to purchase additional notes; and

•	on an as further adjusted basis to give effect to both the sale of the notes offered hereby and the concurrent Senior Notes Offering.

The “as adjusted” and “as further adjusted” columns reflect the net proceeds of this offering and the concurrent Senior Notes Offering, as applicable, in cash and cash equivalents. We intend to use the net proceeds of this offering and the concurrent Senior Notes Offering to repurchase or repay indebtedness, focusing on near-term maturities (and any remaining proceeds for general corporate purposes). After giving effect to the repurchase and repayment of indebtedness, we expect the amount of our total debt (excluding the debt discount to be recognized with respect to the notes offered hereby) to remain approximately the same.

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our most recent Annual Report on Form 10-K, which is incorporated by reference in this document, and with the sections entitled “Description of notes” and “Description of common stock” in this prospectus supplement and the “Description of the Debt Securities” and “Description of Capital Stock” in the accompanying prospectus.

	As of December 31, 2012
(dollars in millions)	Actual	As adjusted for this offering	As further adjusted for this offering and the concurrent Senior Notes Offering

Total cash and cash equivalents	$570	$837	$1,106

Debt:

6.65% Senior Notes due 2037	350	350	350
7.50% Senior Notes due 2022	400	400	400
7.375% Senior Notes due 2020	600	600	600
7.00% Senior Notes due 2018	500	500	500
6.05% Senior Notes due 2017	450	450	450
4.00% Senior Convertible Notes due 2014	863	863	863
6.875% Senior Notes due 2021	—	—	275
2.75% Senior Convertible Notes due 2019 offered hereby (par amount)(1)	—	275	275
Environmental Revenue Bonds	549	549	549
Recovery Zone Facility Bonds	70	70	70
Province Note(2)	151	151	151
Other debt and capital leases	36	36	36

Less discounts and fair value adjustment(1)	(31)	(31)	(31)

Total debt	$3,938	$4,213	$4,488

	As of December 31, 2012
(dollars in millions)	Actual	As adjusted for this offering	As adjusted for this offering and the concurrent Senior Notes Offering

Stockholders’ equity:

Common stock issued (par value $1 per share; 400,000,000 shares authorized, 150,925,911 shares issued, 144,282,358 shares outstanding, actual and as adjusted)(3)	$151	151	151

Treasury stock, at cost	(521)	(521)	(521)

Additional paid-in capital(1)	3,652	3,652	3,652

Retained earnings	3,463	3,463	3,463

Accumulated other comprehensive loss	(3,268)	(3,268)	(3,268)

Total stockholders’ equity	$3,477	$3,477	$3,477

Total capitalization	$7,415	$7,690	$7,965

(1)	Reflects the issuance of $275.0 million aggregate principal amount of 2.75% Senior Convertible Notes due April 1, 2019 in this offering. In accordance with Accounting Standards Codification 470-20 (ASC 470-20), a convertible debt instrument that may be settled entirely or partially in cash is required to be separated into a liability and equity component, such that interest expense reflects the issuer’s nonconvertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in additional paid-in capital. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount that we will be required to recognize or the related increase to additional paid-in capital.

(2)	Based on the exchange rate of US$1.0051 for each C$1.00 as of December 31, 2012.

(3)	Excludes 4,318,966 shares of our common stock issuable upon exercise of stock options outstanding as of December 31, 2012, at a weighted average exercise price of $43.86 per share. Of these outstanding stock options, 2,214,243 were vested and exercisable as of December 31, 2012. Also excludes 1,765,312 shares of our common stock underlying restricted stock units and performance awards (based upon the target number of share awards). Also excludes shares of our common stock issuable upon conversion of the 4.00% Senior Convertible Notes due 2014.

Description of notes

The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus following the caption “Description of the Debt Securities.” This description of notes supplements, and to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture (as defined below) set forth in the accompanying prospectus.

The notes will be issued under an indenture dated May 21, 2007 (as supplemented to date, the “base indenture”), as supplemented by a Seventh Supplemental Indenture to be executed as of the closing of this offering (together with the base indenture, the “indenture”), between us and The Bank of New York Mellon (formerly The Bank of New York), as trustee. The indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We have filed the base indenture as an exhibit to the registration statement of which the accompanying prospectus forms a part. The following description summarizes selected provisions of the indenture and the notes. It does not restate the indenture or the terms of the notes in their entirety. We urge you to read the forms of the indenture and the notes because the indenture and the notes fully define the rights of noteholders.

For purposes of this description, references to:

•	“the Company,” “we,” “our” and “us” and similar words refer only to United States Steel Corporation and not to any of its subsidiaries;

•	“open of business” refers to 9 a.m., New York City time, and “close of business” refers to 5 p.m., New York City time; and

•

“business day” means any day other than a Saturday, a Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close or be closed in the State of New York.

Unless the context otherwise requires, all references to interest in this prospectus supplement are deemed to include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of default”.

General

The notes will:

•	be our general unsecured obligations;

•	rank as described in “—Ranking” below;

•	initially be limited to an aggregate principal amount of $275,000,000 (or $316,250,000 if the underwriters’ option to purchase additional notes is exercised in full);

•	bear interest at a rate of 2.75% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning October 1, 2013;

•

be subject to redemption at our option on or after April 5, 2017 at the redemption price described under “—Optional redemption”, provided that the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending within 5 trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price for the notes on each applicable trading day;

•	mature on April 1, 2019, unless earlier converted, redeemed or repurchased;

•

be subject to purchase by us at the option of the holders following a fundamental change (as defined below under “— Fundamental change permits holders to require us to purchase notes”), at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date;

•	be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “—Book-entry issuance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 39.5491 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $25.29 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion rights—Settlement upon conversion”. You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

Except as described under “—Covenants—Limitation on liens” and “—Covenants —Limitation on sale and leaseback transactions,” neither we nor any of our subsidiaries will be restricted by the indenture from any of the following:

•	incurring any indebtedness or other obligation;

•	paying dividends or making distributions on our capital stock or the capital stock of any of our subsidiaries; or

•	purchasing or redeeming our capital stock or the capital stock of any of our subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness or value of the notes, except to the limited extent described following the captions “—Conversion rights—Adjustment to conversion rate upon conversion upon a make-whole fundamental change or notice of redemption”, “—Fundamental change permits holders to require us to purchase notes” and “—Merger, consolidation or sale of assets.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes, except to the limited extent described following the caption “—Fundamental change permits holders to require us to purchase notes.”

We use the term “note” in this prospectus supplement, unless the context otherwise requires, to refer to each $1,000 principal amount of notes. Subject to “—Recapitalizations, reclassifications and changes of our common stock” below, we use the term “common stock” in this prospectus supplement to refer to our common stock, $1 par value per share.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

The notes will not be guaranteed by any of our subsidiaries. No sinking fund is provided for the notes, and the notes will not be subject to defeasance.

Additional notes

We may, without the consent of the holders, issue additional notes under the indenture in the future with the same terms as the notes offered hereby (except for any differences in issue price) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Purchase and cancellation

We will cause all notes surrendered for payment, repurchase (including as described below, but excluding notes repurchased pursuant to cash-settled swaps or other derivatives), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including cash-settled swaps or other derivatives.

Payments on the notes; Paying agent and registrar; transfer and exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders holding certificated notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders holding certificated notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes as described under “Description of the Debt Securities—Book-Entry Securities” in the accompanying prospectus. However, we are not required to transfer or exchange any note surrendered for conversion, redemption or required purchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 2.75% per year until maturity. Interest on the notes will accrue from their first date of initial issuance or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2013.

Interest will be paid to the person in whose name a note is registered at the close of business on March 15 or September 15 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date, a redemption date or any earlier required purchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

Ranking

The notes will be our senior and unsecured indebtedness and will rank equally with all of our other existing and future senior and unsecured indebtedness. The notes will effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the notes since, in the event of our bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the notes only after the subsidiaries’ indebtedness and obligations and liabilities are paid in full. Because we generally stand as an equity holder, rather than a creditor, of our subsidiaries, creditors of those subsidiaries will have their debt satisfied out of the subsidiaries’ assets before our creditors, including the noteholders.

As of December 31, 2012, we had an aggregate of approximately $3,818 million of senior indebtedness outstanding (consisting of approximately $3,163 million of senior notes, $549 million of obligations relating to environmental revenue bonds, $70 million relating to recovery zone facility bonds, and $36 million of obligations under capital leases and other debt). In addition, as of December 31, 2012, we had no outstanding borrowings based on receivables sold to third-party conduits under our Receivables Purchase Agreement.

As of December 31, 2012, our subsidiaries had an aggregate amount of indebtedness outstanding of approximately $151 million (consisting of C$150 million (approximately $151 million using exchange rates as of December 31, 2012) outstanding under the Province note), which would be structurally senior to the notes offered hereby.

Conversion rights

General

Prior to the close of business on the business day immediately preceding October 1, 2018, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition”, “—Conversion upon satisfaction of trading price condition”, “—Conversion upon notice of redemption” and “—Conversion upon specified corporate events”. On or after October 1, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at the conversion rate at any time.

The conversion rate will initially be 39.5491 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $25.29 per share of common stock). The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price”, respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount. The trustee will initially act as the conversion agent.

Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each VWAP trading day in a 20 VWAP trading day observation period (as defined below under “—Settlement upon conversion”).

If a holder of notes has submitted notes for purchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its purchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. Except in the circumstances described below under “—Conversion upon notice of redemption”, our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited (except in the circumstances described under “—Conversion upon notice of redemption”).

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, but prior to the open of business on the immediately following interest payment date, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted

(regardless of whether the converting holder was the holder of record on the corresponding regular record date); provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date;

•

if we have specified a redemption date in accordance with the provisions described under “—Optional redemption” that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all holders on the regular record date immediately preceding the maturity date will receive and retain the full interest payment due on the maturity date regardless of whether their notes are converted following such record date.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of any fractional share as described under “—Settlement upon conversion”.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding October 1, 2018, a holder may surrender all or a portion of its notes for conversion during any calendar quarter commencing after the calendar quarter ending on June 30, 2013 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant stock exchange (as defined below). If our common stock is not listed, quoted or traded on any U.S. securities exchange or any other market, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which:

•	trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the relevant stock exchange, and

•	a last reported sale price for our common stock (or closing sale price for such other security) is available on the relevant stock exchange.

If our common stock (or such other security) is not listed, quoted or traded on any U.S. securities exchange or any other market, “trading day” means a “business day”.

“Relevant stock exchange” means The New York Stock Exchange or, if our common stock (or other security for which a closing sale price must be determined) is not then listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, the over-the-counter market, as reported by OTC Markets Group Inc. or similar organization or, if our common stock is not then quoted by the OTC Markets Group Inc. or similar organization, the principal other market on which our common stock (or such other security) is then traded.

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding October 1, 2018, a holder of notes may surrender all or a portion of its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day, subject to compliance with the procedures and conditions described below concerning the bid solicitation agent’s obligation to make a trading price determination.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent to (or, if we are acting as bid solicitation agent, we shall) determine the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met on any trading day, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) on such trading day. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will promptly so notify the holders, the trustee and the conversion agent (if other than the trustee). If we do not, when we are required to, instruct the bid solicitation agent to (or, if we are acting as bid solicitation agent, we do not) obtain bids, or if we give such instruction to the bid solicitation agent and the bid solicitation agent fails to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

We will initially act as the bid solicitation agent.

Conversion upon notice of redemption

If we call any or all of the notes for redemption, holders of the notes will have the right to convert all or a portion of their notes called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, after which time holders will no longer have the right to convert their notes on account of our delivery of notice of such redemption, unless we default in the payment of the redemption price. If a holder elects to convert its notes in connection with our redemption notice, we will:

•	increase the conversion rate for the notes as described in “—Adjustment to conversion rate upon conversion upon a make-whole fundamental change or a notice of redemption”; and

•

pay to such holder an amount equal to accrued and unpaid interest on the notes that are surrendered for conversion to, but excluding, the conversion date (as defined below under “—Conversion procedures”); provided that if such conversion date occurs after a regular record date and on or prior to the corresponding interest payment date, we will pay the interest due on that interest payment date to the holder of record on the relevant regular record date and no additional payment will be made pursuant to this clause.

Conversion upon specified corporate events

Certain distributions

If, prior to the close of business on the business day immediately preceding October 1, 2018, we elect to:

•

distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days from the declaration date for such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, then, in either case, we must notify the holders of the notes at least 30 scheduled trading days prior to the ex-dividend date (as defined below) for such issuance or distribution. Once we have given such notice, holders may surrender all or a portion of their notes for conversion at any time until the earlier of (x) the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and (y) our declaration that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain corporate events

Prior to the close of business on the business day immediately preceding October 1, 2018, if:

•	a transaction or event that constitutes a “fundamental change” (as defined under ‘‘—Fundamental change permits holders to require us to purchase notes”) occurs;

•

a transaction or event that constitutes a “make-whole fundamental change” (as defined under “—Adjustment to conversion rate upon conversion upon a make-whole fundamental change or notice of redemption”) occurs; or

•

we are a party to any statutory share exchange, consolidation, merger or other similar transaction involving us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer or similar transaction in one transaction or a series of transactions of all or substantially all of the consolidated assets of ours or our subsidiaries, taken as a whole, the notes may be surrendered for conversion at any time from or after the date that is 30 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change purchase date.

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the purchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required purchase, the holder’s right to withdraw the purchase notice and convert the notes that are subject to required purchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change purchase date.

We will notify holders as promptly as practicable following the date we publicly announce such transaction; provided that we will deliver such notice, to the extent practicable, at least 30 scheduled trading days prior to the anticipated effective date of the transaction, and in no event later than the actual effective date.

Conversions on or after October 1, 2018

On or after October 1, 2018, a holder may convert all or a portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled, as described under “—Conversion rights—General”.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled, as described under “—Conversion rights—General”.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date”.

Settlement upon conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either:

•	cash (“cash settlement”);

•	shares of our common stock (“physical settlement”); or

•	a combination of cash and shares of our common stock (“combination settlement”), as described below.

We refer to each of these settlement methods as a “settlement method”.

All conversions occurring on or after October 1, 2018 will be settled using the same relative proportion of cash and/or shares of our common stock as all other conversions occurring on or after October 1, 2018. If we elect a settlement method, we will inform holders through the conversion agent of the settlement method we have selected no later than October 1, 2018. If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify the conversion agent of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000.

Except for any conversions that occur on or after October 1, 2018, we will use the same settlement method (including the same relative proportion of cash and/or shares of our common stock) for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement. If we elect a settlement method, we will inform holders so converting through the conversion agent of the settlement method we have selected no later than the close of business on the second trading day immediately following the related conversion date. If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement with respect to that conversion date, and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify the conversion agent of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000.

It is our current intent and policy to settle all conversions through combination settlement with a specified dollar amount of $1,000.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate (plus cash in lieu of any fractional share of our common stock issuable upon conversion);

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive VWAP trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive VWAP trading days during the relevant observation period (plus cash in lieu of any fractional share of our common stock issuable upon conversion).

If more than one note is surrendered for conversion at any one time by the same holder, the conversion obligation with respect to such notes shall be computed on the basis of the aggregate principal amount of the notes surrendered.

The “daily settlement amount”, for each of the 20 consecutive VWAP trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method or deemed specified (the “specified dollar amount”), divided by 20 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such VWAP trading day.

The “daily conversion value” means, for each of the 20 consecutive VWAP trading days during the observation period, 1/20th of the product of:

•	the conversion rate on such VWAP trading day; and

•	the daily VWAP on such VWAP trading day.

The “daily VWAP” means, for each of the 20 consecutive VWAP trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “X <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to afterhours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

if the relevant conversion date occurs prior to October 1, 2018, the 20 consecutive VWAP trading day period beginning on, and including, the third VWAP trading day immediately succeeding such conversion date;

•

if the relevant conversion date occurs on or after October 1, 2018, the 20 consecutive VWAP trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date (or, if such scheduled trading day is not a VWAP trading day, the immediately following VWAP trading day); and

•

notwithstanding the foregoing, if the conversion date for such note occurs after the date of the issuance of a notice of redemption as described under “—Optional redemption”, but prior to the close of business on the VWAP trading day immediately preceding the applicable redemption date, the 20 consecutive VWAP trading day period beginning on and including the 22nd scheduled trading day immediately preceding the applicable redemption date (or, if such scheduled trading day is not a VWAP trading day, the immediately following VWAP trading day).

“VWAP trading day” means a day on which:

•	there is no “market disruption event” (as defined below); and

•	trading in our common stock generally occurs on the relevant stock exchange.

If our common stock is not listed or admitted for trading on any U.S. securities exchange or any other market, “VWAP trading day” means a “business day”.

“Scheduled trading day” means a day that is scheduled to be a trading day on the relevant stock exchange. If our common stock is not listed, quoted or traded on any U.S. securities exchange or any other market, “scheduled trading day” means a “business day”.

“Market disruption event” means:

•	a failure by the relevant stock exchange to open for trading during its regular trading session; or

•	the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Except as described under “—Adjustment to conversion rate upon conversion upon a make-whole fundamental change or a notice of redemption” and “—Recapitalizations, reclassifications and changes of our common stock”, we will deliver the consideration due in respect of conversion on:

•	the third business day immediately following the relevant conversion date, if we elect physical settlement; or

•	the third business day immediately following the last VWAP trading day of the relevant observation period, in the case of cash settlement or combination settlement.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on:

•	the daily VWAP on the relevant conversion date, in the case of physical settlement; or

•	the daily VWAP on the last VWAP trading day of the relevant observation period, in the case of combination settlement.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date, in the case of physical settlement, or the last VWAP trading day of the relevant observation period, in the case of combination settlement.

Exchange in lieu of conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the second trading day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such notes, the shares of our common stock and/or cash due upon conversion as described above under “—Settlement upon conversion” (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the second trading day following the relevant conversion date, notify the holder surrendering its notes for conversion that we have made the exchange election and we will notify the designated financial institution of the settlement method we have elected with respect to such conversion and the relevant deadline for delivery of the conversion consideration.

Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will deliver the relevant conversion consideration to the converting holder at the time and in the manner required under the indenture as if we had not made an exchange election.

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes.

Conversion rate adjustments

The applicable conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), as a result of holding the notes, and contemporaneously with common stock holders, in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the applicable conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0 =	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the applicable conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the applicable conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days from the declaration date for such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the applicable conversion rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X
OS0 + Y

where,

CR0 =	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the applicable conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =

the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the applicable conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the applicable conversion rate shall be decreased to the conversion rate that would then be in effect if such distribution had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under ‘‘—Conversion upon specified corporate events—Certain distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends or distributions as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the applicable conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 – FMV

where,

CR0 =	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the applicable conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =

the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock as of the open of business on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the applicable conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the applicable conversion rate in effect on the ex-dividend date for the distribution.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

• we will not adjust the conversion rate pursuant to the clauses above until the earliest of these triggering events occurs; and

• we will readjust the conversion rate to the extent any of these rights, option or warrants are not exercised before they expire.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin—off”, the applicable conversion rate will be increased based on the following formula:

CR1	=	CR0	x	FMV0 + MP0
MP0

where,

CR0 =	the applicable conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

CR1=	the applicable conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under ‘‘—Conversion upon satisfaction of sale price condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =

the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the applicable conversion rate under the preceding paragraph will be determined on the last trading day of the valuation period, but will be given effect at the open of business on the ex-dividend date for such spin-off. Notwithstanding the foregoing, in respect of any conversion during the valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the conversion rate. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in the preceding paragraph to 10 trading days will be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such observation period.

(4A)	If any regular quarterly cash dividend or distribution made to holders of all or substantially all of our common stock is in excess of $0.05 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formulas:

CR1	=	CR0	x	SP0
SP0 - C

where,

CR0=	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR1=	the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =

the amount in cash per share we distribute to holders of our common stock in excess of the initial dividend threshold.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate under this clause (4A).

(4B)	If we pay any cash dividend or distribution that is not a regular quarterly cash dividend or distribution to holders of all or substantially all of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 - C

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =

the amount in cash per share we distribute to holders of our common stock.

In the case of clauses 4(A) and 4(B), any increase to the applicable conversion rate made under either such clause shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the applicable conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

In the case of clauses 4(A) and 4(B), notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0”(as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the applicable conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)	If we make or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the applicable conversion rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)
OSP0 x SP 1

where,

CR0 =	the applicable conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the applicable conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the consummation of the purchase of all shares accepted for purchase or exchange in such tender or exchange offer;

OS1 =	the number of shares of our common stock outstanding immediately after the consummation of the purchase of all shares accepted for purchase or exchange in such tender or exchange offer; and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the applicable conversion rate under the preceding paragraph will be determined at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires, but will be given effect at the open of business on the trading day next succeeding the date such tender or exchange offer expires. Notwithstanding the foregoing, in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references in the preceding paragraph with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate. In addition, if the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in the preceding paragraph to 10 trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such observation period. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in the applicable conversion rate.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “— Settlement upon conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the relevant stock exchange, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on the relevant stock exchange (in the form of due bills or otherwise) as determined by the relevant stock exchange, and “effective date” means the first date on which the shares of our common stock trade on the relevant stock exchange, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States federal income and estate tax considerations”.

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	any statutory share exchange, consolidation, merger or similar transaction; or

•

any sale, lease or other transfer or similar transaction in one transaction or a series of transactions of all or substantially all of the consolidated assets of ours or our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries, in each case as a result of which our common stock would be converted into, or exchanged for, cash, securities or other property (any such event, a “share exchange event” and any such cash, securities or other property, “reference property”, and the amount of reference property that a holder of one share of our common stock immediately prior to such transaction would have been entitled to receive upon the occurrence of such transaction, a “unit of reference property”), then we or the successor or purchasing company, as the case may be, will execute with the trustee, without the consent of the holders of the notes, a supplemental indenture providing that, at and after the effective time of the transaction, a holder’s right to convert a note will be changed into the right to convert such note into the amount of reference property that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have been entitled to receive. However, at and after the effective time of the transaction:

•	we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon conversion”; and

•

(x) any amount payable in cash upon conversion of the notes as set forth under ‘‘—Settlement upon conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon conversion” will instead be deliverable in the units of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property; provided, however, that if the holders receive only cash in such transaction, (i) the consideration due shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to conversion rate upon conversion upon a make-whole fundamental change or a notice of redemption”), multiplied by the price paid per share of common stock in such transaction and (ii) settlement will occur on the third business day immediately following the conversion date.

Such supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments set described under “—Conversion rate adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “—Fundamental change permits holders to require us to purchase notes” below, as the board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify the trustee and issue a press release containing the relevant information (and make the press release available on our website).

For purposes of the foregoing, if the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the amount and kind of reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and, if applicable, the period for determining the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date, as the case may be, of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to conversion rate upon conversion upon a make-whole fundamental change or a notice of redemption

If (A) the “effective date” (as defined below) of a “make-whole fundamental change” (as defined below) occurs prior to the maturity date of the notes or (B) on or after April 1, 2017, we give notice to the holders of our intent to redeem any or all of the notes in cash as provided under “—Optional redemption,” and a holder elects to convert its notes in connection with such make-whole fundamental change or redemption notice, as the case may be, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below.

A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change). A conversion of notes will be deemed for these purposes to be “in connection with” a redemption notice if the notice of conversion of the notes is received by the conversion agent from, and including, the date of the redemption notice until the close of business on the business day immediately preceding the redemption date.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change defined below in clause (1), (2) or (4) under the definition of “fundamental change” in “—Fundamental change permits holders to require us to purchase notes”, after giving effect to any exceptions or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof.

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion rights—Settlement upon conversion”. However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date.

We will notify holders of the effective date of any make-whole fundamental change and issue a press release (and make the press release available on our website) announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective or the date of the redemption notice, as the case may be (each an “effective date”), and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change or, in the case of a redemption as described below. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, and in the case of a conversion upon notice of redemption, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change or the date on which we give the notice of redemption, as the case may be.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion rate adjustments”.

The following table sets forth the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes in connection with a make-whole fundamental change or a redemption notice, as the case may be:

	Stock price
Effective Date	$19.45	$22.50	$25.00	$27.50	$30.00	$35.00	$40.00	$50.00	$60.00	$70.00	$80.00
March 26, 2013	11.8647	9.5213	7.4453	5.8606	4.7054	3.0969	2.0741	0.9406	0.4029	0.1394	0.0206
April 1, 2014	11.8647	9.4969	7.3829	5.8074	4.6115	2.9694	1.9460	0.8429	0.3400	0.1037	0.0076
April 1, 2015	11.8647	9.4477	7.2306	5.5974	4.3737	2.7266	1.7292	0.6977	0.2544	0.0597	0.0000
April 1, 2016	11.8647	9.1660	6.8469	5.1687	3.9362	2.3286	1.3997	0.5008	0.1499	0.0161	0.0000
April 1, 2017	11.8647	8.5133	6.0949	4.3974	3.1946	1.7138	0.9304	0.2615	0.0439	0.0000	0.0000
April 1, 2018	11.8647	7.3185	4.7591	3.0806	1.9905	0.8330	0.3495	0.0462	0.0000	0.0000	0.0000
April 1, 2019	11.8647	4.8953	0.4509	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable.

•

If the stock price is greater than $80.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $19.45 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 51.4138, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments”.

Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to purchase notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to purchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or an integral multiple of $1,000 on the fundamental change purchase date, which will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below or, if we fail to specify a fundamental change purchase date, the 35th business day following the date of our fundamental change notice (without prejudice to any rights or remedies holders may have on account of such failure).

The fundamental change purchase price we are required to pay will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date (unless the fundamental change purchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of all shares of our common equity entitled to vote generally in the election of directors, unless such beneficial ownership arises as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; and provided, that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer;

(2)	consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, cash, securities or other property; (B) any statutory share exchange, consolidation, merger or similar transaction involving us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of ours and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries; provided, however, that any transaction described in (A) or (B) in which the holders of more than 50% of all classes of our common equity immediately prior to such transaction that is a statutory share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent entity thereof immediately after such transaction, shall be deemed not to constitute a fundamental change;

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock (or other capital stock or American Depositary Receipts into which the notes are then convertible pursuant to the terms of the indenture) ceases to be listed on a United States national or regional securities exchange.

A fundamental change as a result of either of clause (1) or clause (2) above will not be deemed to have occurred, however, if 90% or more of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with the transaction or transactions constituting the fundamental change consists of shares of capital stock or American Depositary Receipts traded on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ

Global Select Market (or any of their respective successors) or which will be so traded when issued or exchanged in connection with the transaction that would otherwise be a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

On or before the 20th business day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will issue a press release containing this information (and make the press release available on our website).

To exercise the purchase right, a holder must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. The purchase notice must include the following information:

•	if certificated, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of the holder’s notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the holder’s notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, the purchase notice given by each holder must comply with appropriate DTC procedures.

Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall include the following information:

•	the principal amount of the withdrawn notes, which must be $1,000 aggregate principal amount or an integral multiple thereof;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

If the notes are not in certificated form, the withdrawal notice given by each holder must comply with appropriate DTC procedures.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. A holder of notes that has exercised the purchase right will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then the following shall occur:

•

the notes tendered for purchase and not withdrawn will cease to be outstanding and interest will cease to accrue on such notes on the fundamental change purchase date (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holders with respect to the notes tendered for purchase and not withdrawn will terminate on the fundamental change purchase date (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required do the following:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition or the value of the notes. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease, or other transfer in one transaction or a series of transactions of “all or substantially all” of the consolidated assets of ours and our subsidiaries. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease, or other transfer in one transaction or a series of transactions of less than all of the assets of ours and our subsidiaries may be uncertain. For the avoidance of doubt, the metric provided with respect to the definition of “substantially all of its assets” under “—Merger, consolidation or sale of assets” is not part of the definition of “fundamental change”.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price or be able to arrange for financing to pay the purchase price in connection with a tender of notes for purchase. Our ability to repurchase the notes for cash may be limited by the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks related to an investment in the notes and our common stock—We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon the repurchase of the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Optional redemption

We may not redeem the notes prior to April 5, 2017. On or after to April 5, 2017, we may redeem any or all of the notes, except for the notes that we are required to repurchase as provided under “—Fundamental change permits holders to require us to purchase notes,” in cash at the redemption price; provided that the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending within 5 trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price on each applicable trading day.

The redemption price for the notes to be redeemed on any redemption date will equal:

•	100% of the principal amount of the notes being redeemed; plus

•	accrued and unpaid interest, if any, to, but excluding, the redemption date,

unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date and the redemption price will be 100% of the principal amount of notes to be redeemed. The redemption date must be a business day.

We will give notice of redemption not less than 30 nor more than 60 calendar days immediately preceding the redemption date to all holders of notes on the date of the redemption notice at their addresses shown in the register of the registrar, with a copy to the trustee and the paying agent. The redemption notice will state, among other things:

•	that the holder has a right to convert the notes called for redemption, the applicable conversion rate and the settlement method that will apply during the redemption period;

•	the redemption date; and

•	that the holder must convert on or before the close of business on the business day immediately preceding the redemption date.

We will issue a press release (and make the press release available on our website) announcing the redemption.

If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata to the extent practicable or by another method the trustee routinely uses, and in each case to the extent permitted by DTC. If the trustee selects a portion of a holder’s notes for partial redemption and such holder converts a portion of such holder’s note, the converted portion will be deemed to be from the portion selected for redemption. If any notes are to redeemed in part only, we will issue new notes in principal amount equal to the unredeemed principal portion thereof.

With respect to any notes that are converted in connection with a redemption notice, we, under certain circumstances, will increase the conversion rate for the notes so surrendered for conversion by a number of additional shares as described under “—Conversion rights—Adjustment to shares delivered upon a conversion upon a make-whole fundamental change or a notice of redemption.” In addition, we will pay accrued and unpaid interest on such notes to the date of conversion as described under “—Conversion rights—conversion upon notice of redemption.”

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date.

Covenants

The indenture will contain the following principal covenants:

Limitation on liens

The Company will not incur, and will not permit any of its Subsidiaries to incur, any indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any Principal Property of the Company or any Principal Property of a Subsidiary or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes (together with, at the option of the Company, any other indebtedness of the Company or any Subsidiary ranking equally in right of payment with the notes) are equally and ratably secured with or, at the option of the Company, prior to, such indebtedness.

Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of such Lien.

The foregoing restriction does not apply, with respect to any person, to any of the following:

(1)	leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue by more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company to provide collateral to DTC;

(3)	Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such person or to the ownership of its properties which were not Incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such person;

(5)	Liens securing indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such person; provided, however, that the Lien may not extend to any other property owned by such person at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(6)	Liens existing on the issue date of the notes;

(7)	Liens on property or shares of capital stock of another person at the time such other person becomes a subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person (other than assets and property affixed or appurtenant thereto);

(8)	Liens securing industrial revenue or pollution control bonds issued for the benefit of the Company;

(9)	Liens on property at the time such person or any of its subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such person or a subsidiary of such person; provided, however, that the Liens may not extend to any other property owned by such person (other than assets and property affixed or appurtenant thereto);

(10)	Liens securing indebtedness or other obligations of a subsidiary of such person owing to such person or a wholly-owned subsidiary of such person;

(11)	Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of any indebtedness secured by any Lien referred to in the foregoing clauses (5), (6), (7), (8) or (9); provided, however, that: (a) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the indebtedness described in clauses (5), (6), (7), (8) or (9) at the time the original Lien became a Lien permitted under the indenture and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(12)	Liens on assets subject to a sale and leaseback transaction securing attributable debt permitted to be incurred as described following the caption “—Covenants—Limitation on sale and leaseback transactions.”

Notwithstanding the foregoing restrictions, the Company and its Subsidiaries will be permitted to incur indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, if any, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (12) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on sale and leaseback transactions” covenant, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the date of the creation or incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on sale and leaseback transactions

The Company will not directly or indirectly, and will not permit any of its Subsidiaries that own a Principal Property directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1)	such transaction was entered into prior to the date of issuance of the notes (other than any additional notes);

(2)	such transaction was for the sale and leasing back to the Company or one of its Subsidiaries of any property by the Company or one of its Subsidiaries;

(3)	such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

(4)	the Company would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the last paragraph of the “—Limitation on liens” covenant already described; or

(5)

the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, the Company may deliver notes of both series to the trustee for cancellation, such notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the last paragraph of the “—Limitation on liens” covenant already described, does not exceed 15% of the Consolidated Net Tangible Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

Definitions

The indenture will contain the following defined terms:

“Attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“Currency agreement” means in respect of a person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such person against fluctuations in currency values.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging obligation” means the obligations of any person pursuant to any interest rate agreement or currency agreement.

“Holder” means the person in whose name a note is registered on the security register books.

“Incur” means issue, assume, guarantee or otherwise become liable for Indebtedness.

“Indebtedness” means, with respect to any person, obligations of such person for borrowed money (including without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Interest rate agreement” means, in respect of a person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such person against fluctuations in interest rates.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity owning a majority of the shares of securities or other interests having ordinary voting power for the election of directors or another governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly through one or more intermediaries, or both by the parent.

Merger, consolidation or sale of assets

The Company will not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other person, or, directly or indirectly, sell or convey substantially all of its assets (as defined below) to another person or group of affiliated persons, except that the Company may consolidate or merge with, or sell or convey substantially all of its assets to another person if:

•

the Company is the continuing person or the successor person (if other than the Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the indenture, including payment of the principal and interest on the notes, and the performance and observance of all of the covenants and conditions of the indenture to be performed by the Company; and

•	there is no default under the indenture.

For purposes of this covenant only, “substantially all of its assets” means, at any date, a portion of the non-current assets reflected in the Company’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

Upon such a succession, the Company will be relieved from any further obligations under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of default

Each of the following is an event of default under the indenture:

(1)	default in the payment of interest on the notes when due, continuing for 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required purchase, upon declaration of acceleration or otherwise;

(3)	failure by us in the performance of any other covenant or warranty in the notes or in the indenture that continues for a period of 90 days after notice of such failure as provided in the indenture;

(4)	failure by us to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and the default continues for a period of three business days after there has been given, by registered or certified mail, to us by the trustee or by such holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

(5)	failure by us to give a fundamental change notice as described under “—Fundamental change permits holders to require us to purchase notes”, a notice of a specified corporate transaction as described under “—Conversion upon Specified Corporate Events” or a notice of a make-whole fundamental change as described under “—Conversion rights—Recapitalization, reclassifications and changes of our common stock”, in each case when due;

(6)	failure by us to repurchase notes of such series tendered for repurchase following the occurrence of a fundamental change in conformity with the covenant described under the caption “—Fundamental change permits holders to require us to purchase notes;”

(7)	failure by the Company or any of its subsidiaries to pay any indebtedness for borrowed money, within any applicable grace period after final maturity or the acceleration by the holders thereof, if the total amount of such indebtedness unpaid or accelerated exceeds $100 million; or

(8)	certain events of bankruptcy, insolvency or reorganization with respect to the Company occur.

For a description of the remedies available to holders of the notes as a results of an event of default, see “Description of Debt Securities—Events of Default” in the accompanying prospectus.

If an event of default regarding the notes should occur and be continuing, either the trustee or the holders of not less than 25% in the principal amount of outstanding notes may declare the notes due and payable.

Holders of a majority in principal amount of the outstanding notes will be entitled to control certain actions of the trustee under the indenture and to waive certain past defaults regarding such notes. The trustee generally cannot be required by any of the holders of the notes to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity reasonably satisfactory to it.

Before any holder of the notes may institute action for any remedy, except payment on such holder’s notes when due, the holders of not less than 25% in principal amount of the notes outstanding must request the trustee to take action. Holders must also offer and give the trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under “—Reports” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. If we so elect, such additional interest will accrue on all outstanding notes from and including the date on which the event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such event of default is cured or waived by the holders of a majority in principal amount of the outstanding notes). On such 120th day (or earlier, if the event of default relating to the reporting obligations under the indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or waived by the holders of a majority in principal amount of the outstanding notes prior to such 120th day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or waived prior to such 120th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the notes as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

Modification and amendment

In addition to the provisions of the indenture described under “Description of the Debt Securities—Modification of the Indentures” in the accompanying prospectus, the Company and the trustee may, without the consent of the holders of the notes, modify the indenture or enter into or modify any supplemental indenture to conform the provisions of the indenture to the “Description of notes” section in this prospectus supplement.

In addition to the provisions of the indenture described under “Description of the Debt Securities—Modification of the Indentures” in the accompanying prospectus, the following provisions of the notes may not be modified without the consent of each holder of an outstanding note affected thereby:

(1)	make any change that adversely affects the conversion rights, including the amount due upon settlement upon conversion, of any notes; or

(2)	reduce the principal amount of any note or the redemption price or the fundamental change repurchase price, or change the time at which or circumstances under which the notes may or shall be redeemed or repurchased.

Defeasance

The defeasance provisions described in the second paragraph under “Description of the Debt Securities—Satisfaction and Discharge; Defeasance and Covenant Defeasance” in the accompanying prospectus will not apply to the notes.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes or the indenture. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, daily VWAPs, daily conversion values, daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of the notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the notes upon the request of that holder.

No stockholder rights for holders of notes

Holders of notes, as such, will not have any rights as stockholders of the company (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

Reports

The indenture governing the notes provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be delivered by us to the trustee within 15 days after the same are required to be filed with the SEC.

Trustee

The Bank of New York Mellon will be the trustee, security registrar, paying agent and conversion agent for the notes. The Bank of New York Mellon, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange and transfer

You may exchange or transfer the notes in accordance with the indenture. You will not be required to pay a service charge to exchange or transfer the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The exchange or transfer will only be made if the transfer agent is satisfied with your proof of ownership. See “—Book-entry issuance.”

Paying and paying agents

The Bank of New York Mellon will act as our paying agent for the notes. We may choose to pay interest by mailing checks or making wire or other electronic funds transfers. Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to note holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. We may also arrange for additional payment offices and may cancel or change these offices, including any use of the trustee’s corporate trust office. We may appoint or change any paying agent without prior notice to any note holder.

Book-entry issuance

The notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. We will not issue certificated notes to you, except in the limited circumstances described below. Each global note will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred. DTC, its nominees and their successors may, however, transfer a global note as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Beneficial interests in a global note will be shown on, and transfers of beneficial interests in the global note will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This book-entry system eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of each global note for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to you or any other beneficial owners in that global note.

We understand that is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, we understand that it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or the Company.

Notes represented by one or more global notes will be exchangeable for certificated notes with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as a depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days;

•	an event of default occurs and is continuing in respect of the notes; or

•	we decide to discontinue the book-entry system.

If a global note is exchanged for certificated notes, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes

Description of common stock

Please read the information discussed under the heading “Description of capital stock” beginning on page 13 of the accompanying prospectus, which the following information supplements and, in the event of inconsistencies, supersedes. The following description does not purport to be complete and, except as noted above, should be read in conjunction with the description in the prospectus.

General

The authorized capital stock of U. S. Steel consists of 40 million shares of preferred stock, without par value, and 400 million shares of common stock with a par value of $1.00 per share. As of March 15, 2013, there were no shares of preferred stock outstanding and 144,283,311 shares of common stock outstanding.

Stock transfer agent and registrar

Wells Fargo Bank, N.A., 161 N. Concord Exchange, South St. Paul, MN 55075 serves as the transfer agent and registrar for our common stock. The telephone number for Wells Fargo Shareowner Services is (866) 433-4801.

Delaware law, our certificate of incorporation and by-laws contain provisions that may have an anti-takeover effect

Certain provisions of Delaware law and our certificate of incorporation could make more difficult or delay a change in control of U. S. Steel by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Our board of directors believes that these provisions are appropriate to protect the interests of U. S. Steel and its stockholders.

Delaware law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•

prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholders becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of incorporation and by-laws. Our certificate of incorporation provides that our board of directors is classified into three classes of directors, each class consisting of approximately one-third of the directors. Each director serves a three-year term, with a different class of directors up for election each year. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide otherwise. Board classification could prevent a party who acquires control of a majority of U. S. Steel’s outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date that party obtains control.

Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

Our by-laws provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at a meeting of stockholders. In general, a stockholder’s notice of a director nomination or proposal will be timely if delivered or mailed to our Secretary at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the date on which the proxy materials for the preceding year’s annual meeting were first mailed. These provisions may preclude stockholders from bringing matters before a meeting or from making nominations for directors at these meetings.

Our certificate of incorporation and by-laws do not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Our certificate of incorporation provides for the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. In addition, our authorized but unissued shares of our common stock will be available for issuance from time to time at the discretion of our board of directors without the approval of our stockholders, unless such approval is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved shares of our common stock and preferred stock could be to enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage an attempt to obtain control of U. S. Steel by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of U. S. Steel.

Our certificate of incorporation provides that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. The certificate of incorporation also provides that directors may be removed from office only with cause. These provisions preclude stockholders from removing directors without cause and filling vacancies with their own nominees.

Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of our shares of common stock because such provisions may be considered disadvantageous by a stockholder who desires to participate in a business combination.

Certain United States federal income and estate tax considerations

This section describes the material United States federal income and estate tax consequences of owning the notes we are offering and, in the case of non-United States holders (as defined below), the shares of our common stock into which the notes may be converted. It applies only to a holder that acquires notes in the offering at the offering price listed on the cover page hereof and that holds its notes or, in the case of non-United States holders, shares of our common stock, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a person liable for alternative minimum tax;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a United States person whose functional currency for tax purposes is not the United States dollar;

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation;

•	a passive foreign investment company; or

•	a United States expatriate.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in such an entity or arrangement holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES AND SHARES OF OUR COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES UNDER THE CODE AND UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

United States holders

This subsection describes the tax consequences to a United States holder. A holder is a “United States holder” if that holder is a beneficial owner of a note and is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a domestic corporation or an entity treated as a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Payments of interest

We expect that the first price at which a substantial amount of the notes is sold to persons (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) will equal the stated principal amount of the notes or an amount which is at a de minimis discount thereto. Thus, stated interest payments on the notes generally will be taxable as ordinary income at the time the interest accrues or is received in accordance with a holder’s regular method of accounting for United States federal income tax purposes. If, contrary to current expectations, the notes are issued at a discount in excess of a de minimis amount, then a United States holder generally will be required to include such discount in gross income, as it accrues, in accordance with a constant yield method based on a compounding of interest in advance of the receipt of cash attributable to that income.

Purchase, sale and retirement of the notes

A United States holder’s tax basis in a note will generally be the cost of the note. A United States holder will generally recognize gain or loss on the sale, retirement or other taxable disposition of a note equal to the difference between the amount realized on the sale, retirement or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as such to the extent not previously included in income) and the holder’s tax basis in the note. Such gain or loss will be capital gain or loss. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Conversion of the notes into common stock

A United States holder’s conversion of a note solely into common stock will not be a taxable event, except that (1) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States holder’s tax basis in the fractional share) and (2) the fair market value of any common stock received with respect to accrued interest will be taxed as a payment of interest (as described above).

A United States holder’s tax basis in common stock received (other than any common stock received with respect to accrued interest, the tax basis of which would equal the fair market value of the stock received) will be the same as the United States holder’s basis in the note at the time of conversion, reduced by any basis allocated to a fractional share.

The United States holder’s holding period for the common stock received will include the United States holder’s holding period for the note converted, except that the holding period for any common stock received with respect to accrued interest will commence on the day after the date of receipt.

Exchange in lieu of conversion

If a United States holder surrenders notes for conversion, we direct the notes to be offered to a financial institution for exchange in lieu of conversion, and the designated financial institution accepts the notes and delivers common stock and/or cash in exchange for the notes, the United States holder will be taxed on the transfer as a sale or exchange of the notes, as described above under “—Purchase, sale and retirement of the notes.” In such case, a United States holder’s tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange, and the United States holder’s holding period in the shares of common stock received will begin the day after the date of the exchange.

Conversion into cash

If a United States holder converts a note and receives from us solely cash, the United States holder will recognize gain or loss in the same manner as if such United States holder had disposed of the note in a taxable disposition as described under “—Purchase, sale and retirement of the notes” above.

Conversion into common stock and cash

If a United States holder converts a note and receives a combination of common stock and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain.

Assuming such treatment, a United States holder will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “—Payments of interest” above) over the United States holder’s adjusted tax basis in the note, but in no event will the capital gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

In such circumstances, a United States holder’s tax basis in the common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A United States holder’s tax basis in the common stock received with respect to accrued interest will equal the fair market value of the stock received.

The receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States holder’s tax basis in the fractional share). A United States holder’s tax basis in a fractional share will be determined by allocating the United States holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Any capital gain recognized by United States holders upon conversion will be long-term capital gain if at the time of conversion the notes have been held for more than one year. Long-term capital gains recognized by non-corporate United States holders will be subject to reduced tax rates.

A United States holder’s holding period for common stock received upon conversion will include the period during which such United States holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

An alternative characterization would treat the cash payment received on conversion as proceeds from a sale of a portion of the note, and would tax the sale portion in the manner described under “—Purchase, sale and retirement of the notes” above. Under this alternative characterization, a United States holder would not recognize gain or loss with respect to our common stock received (other than stock attributable to accrued interest), and the United States holder’s holding period for such stock would include the period during which such United States holder held the notes. In such case, the United States holder’s basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values.

United States holders should consult their tax advisers regarding the tax treatment of the receipt of cash and common stock for notes upon conversion.

Constructive distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a United States holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to the United States holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a United States holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in “Description of notes—Adjustment to conversion rate upon conversion upon a make-whole fundamental change or a notice of redemption”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the United States holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to a United States holder would be eligible for the preferential rates of United States federal income tax. It is also unclear whether corporate United

States holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Medicare tax

Beginning in 2013, a new 3.8% Medicare tax is imposed on the “net investment income” earned by United States holders that are individuals, estates and trusts. For this purpose, “net investment income” generally includes the interest paid on a note, gain from the sale of a note, actual or constructive dividends and gain from the sale of our common stock. In the case of an individual, the tax will be imposed on the lesser of (1) the individual’s net investment income or (2) the individual’s modified adjusted gross income in excess of $250,000 (for an individual who is married and filing jointly or a surviving spouse), $125,000 (for an individual who is married and filing separately) or $200,000 (in any other case).

Backup withholding and information reporting

In general, in the case of a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on the notes. In addition, we and other payors are generally required to report to the Internal Revenue Service any payment of proceeds of the sale of the notes before maturity within the United States. Backup withholding may also apply to any payments if the holder fails to provide an accurate taxpayer identification number or the holder is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Non-United States holders

The following is a summary of the United States federal tax consequences that will apply to a non-United States holder (as defined herein) of notes or shares of common stock. The term “non-United States holder” means a beneficial owner of a note or share of common stock (other than a partnership) that is not a United States holder. Special rules may apply to certain non-United States holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payments of interest

The 30% United States federal withholding tax will not apply to any payment to a non-United States holder of interest on a note under the “portfolio interest rule” provided that:

•	interest paid on the note is not effectively connected with the holder’s conduct of a trade or business in the United States,

•

the holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	the holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

either (a) the holder provides its name and address on an Internal Revenue Service Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that such holder is not a United States person or (b) the holder holds the notes through certain foreign intermediaries and satisfies the certification requirements of applicable United States Treasury regulations.

Special rules apply to non-United States holders that are pass-through entities rather than corporations or individuals.

If a non-United States holder cannot satisfy the requirements described above, payments of interest made to the holder will be subject to the 30% United States federal withholding tax, unless the holder provides us with a properly executed:

•	Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States.

The 30% United States federal withholding tax generally will not apply to any gain that a non-United States holder realizes on the sale, exchange, retirement or other disposition of a note.

If a non-United States holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then the holder will be subject to United States federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—Payments of interest” are satisfied) in the same manner as if the non-United States holder were a United States person as defined under the Code. In addition, if a non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and constructive dividends

Any dividends paid to a non-United States holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “—United States holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-United Sates holder, including, but not limited to, interest payments, shares of common stock or sales proceeds subsequently paid or credited to such holder. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-United States holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-United States holder is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale, exchange, redemption or other disposition of notes or shares of common stock

A non-United States holder will recognize gain on the sale, exchange, redemption or other taxable disposition of a note or of shares of common stock issued on a conversion of a note. Nevertheless, such gain generally will not be subject to United States federal income tax unless:

•

that gain is effectively connected with the holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes.

If a non-United States holder is an individual described in the first bullet point above, the holder will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition under regular graduated United States federal income tax rates. If a non-United States holder is an individual described in the second bullet point above, the holder will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. If a non-United States holder is a foreign corporation that falls under the first bullet point above, the holder will be subject to tax on its net gain in the same manner as if the holder were a United States person as defined under the Code and, in addition, the holder may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Any amounts which a non-United States holder receives on the sale, exchange, redemption or other disposition of a note which is attributable to accrued interest will be subject to United States federal income tax in accordance with the rules for taxation of interest described above under “—Payments of interest.”

We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for United States federal income tax purposes.

Conversion of the notes

A non-United States holder’s conversion of a note into common stock will not be a taxable event, except that (1) the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the holder’s tax basis in the fractional share) that will be treated in accordance with the rules described above under “—Sale, exchange, redemption or other disposition of notes or shares of common stock” and (2) the fair market value of any common stock received with respect to accrued interest will be taxable as a payment of interest in accordance with the rules for taxation of interest described above under “—Payments of interest.”

If a non-United States holder converts a note and receives only cash or a combination of common stock and cash, all or part of the transaction may be treated as a sale or other taxable disposition of the notes as described under “—Sale, exchange, redemption or other disposition of notes or shares of common stock.”

Medicare tax

As discussed in more detail under “—United States holders—Medicare tax” a new 3.8% Medicare tax applies, in addition to regular income tax, to certain investment income. It is unclear whether this tax applies to non-United States holders that are estates or trusts and have one or more U.S. beneficiaries. Non-United States holders should consult their own tax advisors about the possible application of the Medicare tax.

United States federal estate tax

A non-United States holder’s estate will not be subject to United States federal estate tax on notes beneficially owned by the holder at the time of the holder’s death, provided that any payment to such holder on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “—Payments of interest” without regard to the statement requirement described in the fifth bullet point. However, shares of common stock held by a non-United States holder at the time of the holder’s death will be included in the holder’s gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

FATCA

Legislation commonly referred to as “FATCA” will generally impose a withholding tax of 30% on dividends on shares of common stock issued on a conversion (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “—United States holders—Constructive distributions” above) and the gross proceeds of a disposition of shares of common stock issued on a conversion that are paid to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners) and meets certain other requirements. This legislation will also generally impose a withholding tax of 30% on dividends

(including constructive dividends) and the gross proceeds of a disposition of shares of common stock paid to a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other requirements. Under certain circumstances, a non-United States holder of our common stock may be eligible for a refund or credit of such taxes. Under applicable Treasury regulations, any withholding obligations under this legislation will begin on or after January 1, 2014 with respect to dividends and January 1, 2017 with respect to gross proceeds. You should consult your own tax advisor as to the possible implications of this legislation on your investment in shares of our common stock.

Backup withholding and information reporting

Generally, we must report to the Internal Revenue Service and to a non-United States holder the amount of interest and dividends paid to a non-United States holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which a non-United States holder resides under the provisions of an applicable income tax treaty.

In general, a non-United States holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder provided that we do not have actual knowledge or reason to know that the holder is a United States person as defined under the Code, and we have received from the holder the statement described above in the fifth bullet point under the “portfolio interest rule” described under “—Payments of interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of notes or shares of common stock made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the non-United States holder is a United States person as defined under the Code, or the non-United States holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against non-United States holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Underwriting

We intend to offer the notes described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities LLC is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the representative, on behalf of the several underwriters, we have agreed to sell to each of the underwriters, and each underwriter has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC.	$110,000,000
Barclays Capital Inc.	$55,000,000
Goldman, Sachs & Co.	$55,000,000
Morgan Stanley & Co. LLC	$55,000,000

Total	$275,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to purchase additional notes

The underwriters have an option to buy up to an additional $41,250,000 aggregate principal amount of the notes from us to cover sales of the notes by the underwriters which exceed the amount of the notes specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional notes. If any amount of the notes is purchased with this option to purchase additional notes, the underwriters will purchase the notes in approximately the same proportion as shown in the table above. If any additional amount of the notes is purchased, the underwriters will offer the additional amount of the notes on the same terms as those on which the notes are being offered.

Commissions and discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 1.65% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount to be received by the underwriters in connection with the sale of the notes, assuming both no exercise and full exercise of the option to purchase additional notes.

	Without exercise of option	With full exercise of option
Per note	$27.50	$27.50
Total	$7,562,500	$8,696,875

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $670,000 and are payable by us.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No sales of similar securities

We have agreed that we will not:

•

offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; or

•

enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus supplement.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC:

•

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant); or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The foregoing restrictions described above with respect to us shall not apply to:

•	the issuance of the notes sold in this offering;

•	shares of our common stock upon conversion of our 4% Senior Convertible Notes due 2014 in accordance with the terms thereof;

•

the grant of options, awards of restricted stock and restricted stock units or the issuance of shares of our common stock to employees or directors by us in the ordinary course of business or pursuant to any of our plans existing at the time of this offering, including, but not limited to, our 2005 Stock Incentive Plan, our dividend reinvestment and stock purchase plan and our 401(k) plans;

•	the issuance by us of shares of our common stock upon the exercise of options granted or vesting of restricted stock, restricted stock units and performance awards under our 2005 Stock Incentive Plan.

The restrictions described above with respect to our directors and executive officers shall not apply to:

•

transfers of shares of common stock (or stock options exercisable for common stock) by gift (including charitable donations or gifts) or for estate planning purposes (provided that each donee or distributee agrees to be bound by the lock-up agreement);

•

sales of shares of our common stock for the purpose of settling taxes owed in respect of (i) the exercise of stock options that expire during the 90-day period referred to above, (ii) the vesting of restricted stock, restricted stock units or shares under performance awards during such period and (iii) awards of restricted stock, restricted stock units or shares under performance awards made during such period, provided that, no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such transfer or sale (other than (x) a filing on a Form 5 made after the expiration of the 90-day period referred to above or (y) a filing on a Form 4 solely in respect of a transaction for a purpose referred to in the second bullet point above, provided such Form 4 specifies that such transaction occurred for such purpose).

J.P. Morgan Securities LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Price stabilization and short positions

In connection with the offering, the underwriters may purchase and sell notes and shares of our common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases of notes or shares of our common stock in the open market to peg, fix or maintain the price of the notes. Short sales involve sales by the underwriters of a principal amount of notes greater than the amount set forth on the cover page of this prospectus supplement. If the underwriters create a short position in the notes in connection with the offering, the underwriters may cover that short position by purchasing notes in the open market or by exercising all or a part of the option to purchase additional notes described above. Purchase of a security to stabilize the price or to cover a short position could cause the price of the notes or our common stock to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, corporate trust, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, affiliates of each of the underwriters are lenders and/or agents under our revolving credit facility. In addition, each of the underwriters of this offering is acting as an underwriter in respect of the concurrent Senior Notes Offering and will receive compensation for such services.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to prospective investors in the European Economic Area (EEA)

In relation to each Member State of the EEA which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order and/or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue and sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. Recipients of this prospectus are not permitted to transmit it to any other person. The notes are not being offered to the public in the United Kingdom.

Notice to prospective investors in Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The notes will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in this prospectus supplement being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to prospective investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for reoffering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Legal matters

The validity of the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for us by R.M. Stanton, Esq., Assistant General Counsel—Corporate and Assistant Secretary of U. S. Steel. Mr. Stanton, in his capacity as set forth above, is paid a salary, participates in various employee benefit plans offered by us and owns, and has options to purchase, common stock. Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania, will pass upon certain legal matters for us in connection with the issuance of the notes. Simpson Thacher & Bartlett, LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with the issuance of the notes.

Experts

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

United States Steel Corporation

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may from time to time offer and sell senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units or any combination of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, directly to other purchasers, on a continuous or delayed basis, or to holders of other securities in exchanges in connection with acquisitions.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “X.”

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

The date of this Prospectus is February 15, 2013.

ABOUT THIS PROSPECTUS

This prospectus is a part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may offer and sell, at any time or from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of those securities, including, where applicable, the following:

•	The type and amount of securities that we propose to sell;

•	The initial public offering price of the securities;

•	The names of any underwriters or agents through or to which we will sell the securities;

•	The compensation of those underwriters or agents; and

•	Information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

The prospectus supplement and any “free writing prospectus” that we authorize to be delivered to you may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus together with the additional information described below under the heading “Where You Can Find More Information.”

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a free writing prospectus, post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may be then permitted under applicable laws, rules or regulations.

WHERE YOU CAN FIND MORE INFORMATION

United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus or the accompanying prospectus supplement and is not incorporated into this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering under this prospectus (other than any documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.

(a)	Annual Report on Form 10-K for the year ended December 31, 2012;

(b)	Proxy Statement on Form 14A dated March 9, 2012; and

(c)	The description of our common stock contained in our registration statement on Form 8-A12B/A (Amendment No. 1) filed with the SEC on December 31, 2001.

Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost.

Requests for documents should be directed to:

United States Steel Corporation

Office of the Secretary

600 Grant Street

Pittsburgh, Pennsylvania 15219-2800

(412) 433-2884

(412) 433-2811 (fax)

FORWARD-LOOKING STATEMENTS

We include “forward-looking” statements concerning trends, market forces, commitments, material events, and other contingencies potentially affecting our future performance in our annual and quarterly reports, press releases and other statements incorporated by reference into this prospectus. These statements include, without limitation, statements regarding our general business strategies; financing decisions; projections of levels of revenues or production, income from operations, income from operations per ton, net income or earnings per share; levels of capital, environmental or maintenance expenditures; levels of employee benefits; the success or timing of completion of ongoing or anticipated capital or maintenance projects; levels of raw steel production capability; prices; production; shipments; labor and raw material costs; availability of raw materials; the acquisition, idling, shutdown or divestiture of assets or businesses; the effect of restructuring or reorganization of business components and cost reduction programs; the effect of steel industry consolidation; the effect of potential legal proceedings on the business and financial condition; the effects of actions of third parties, such as competitors or foreign, federal, state or local regulatory authorities; the impact of import quotas, tariffs and other protectionist measures; and general economic conditions. These forward-looking statements are estimates based on currently available competitive, financial and economic data and our operating plans and involve risks, uncertainties and assumptions. As a result, these statements are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. We do not undertake to update our forward-looking statements to reflect future events or circumstances, except as may be required by applicable law. Additional information regarding the risks and uncertainties that could impact our forward-looking statements is contained in our periodic filings with the SEC.

THE COMPANY

U. S. Steel is an integrated steel producer of flat-rolled and tubular products with major production operations in North America and Europe. An integrated producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 29.3 million net tons (tons) (24.3 million tons in North America and 5.0 million tons in Europe). U. S. Steel is also engaged in other business activities, most of which are related to steelmaking operations, including the production of coke and iron ore pellets, transportation services (railroad and barge operations) and real estate operations.

United States Steel Corporation is a Delaware corporation. Our principal offices are at 600 Grant Street, Pittsburgh PA 15219-2800 and our telephone number is (412) 433-1121.

References in this prospectus to the “Registrant,” “Company,” “United States Steel,” “U. S. Steel,” “USS,” “we,” “us” and “our” are to United States Steel Corporation and its subsidiaries.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained in or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited)

Continuing Operations

	Year Ended December 31,
	2012	2011		2010		2009		2008
Ratio of earnings to fixed charges (a)	(e)	(d	)	(c	)	(b	)	14.12

(a)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” are defined as income from continuing operations before income taxes and before adjustment for noncontrolling interests in consolidated subsidiaries or income (loss) from equity investees, less capitalized interest, plus fixed charges, and distributions from equity investees. “Fixed charges” consist of interest, whether expensed or capitalized, on all indebtedness, amortization of premiums, discounts and capitalized expenses related to indebtedness, and an interest component equal to one-third of rental expense, representing the portion of rental expense that management believes is attributable to interest. Since there were no preferred dividends payable during the years covered by the table, the ratio of earnings to combined fixed charges and preferred stock dividends has been omitted.
(b)	Earnings were not sufficient to cover fixed charges by $1,819 million for the year ended December 31, 2009.
(c)	Earnings were not sufficient to cover fixed charges by $415 million for the year ended December 31, 2010.
(d)	Earnings were not sufficient to cover fixed charges by $64 million for the year ended December 31, 2011.
(e)	Earnings were not sufficient to cover fixed charges by $80 million for the year ended December 31, 2012.

USE OF PROCEEDS

The net proceeds from the sale of the offered securities will be used for general corporate purposes unless we specify otherwise in the prospectus supplement or free writing prospectus applicable to a particular offering. General corporate purposes may include the repayment of debt, acquisitions, stock repurchases, capital expenditures, funding employee obligations, investments in subsidiaries and joint ventures, and additions to working capital. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities (the “Debt Securities”) that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue the senior Debt Securities under the senior indenture, dated as of May 21, 2007, between The Bank of New York Mellon, formerly known as The Bank of New York, or any successor trustee, and USS, as supplemented by the First Supplemental Indenture, dated as of May 21, 2007, the Second Supplemental Indenture, dated as of December 10, 2007, the Third Supplemental Indenture, dated as of May 4, 2009, the Fourth Supplemental Indenture, dated as of March 19, 2010, the Fifth Supplemental Indenture, dated as of March 15, 2012, and as further amended and supplemented from time to time. We will issue the subordinated Debt Securities under a subordinated indenture to be entered into between The Bank of New York Mellon, or another trustee, and USS. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee. References to specific “Sections” refer to the applicable Sections of the applicable indenture.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as a holder of the Debt Securities. See the information under the heading “Incorporation of Certain Information by Reference” to contact us for a copy of the appropriate indenture.

General

The senior Debt Securities will be unsubordinated obligations, will rank on par with all other unsubordinated debt obligations of USS and, unless otherwise indicated in the related prospectus supplement, will be unsecured. The subordinated Debt Securities will be subordinate in right of payment to Senior Indebtedness (as hereinafter defined under the heading “Subordinated Debt Securities—Subordination”). A description of the subordinated Debt Securities is provided below under the heading “Subordinated Debt Securities.” The specific terms of any subordinated Debt Securities will be provided in the related prospectus supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to this registration statement.

Terms

The indentures do not limit the principal amount of debt we may issue.

We may issue notes or bonds in traditional paper form, or we may issue a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by USS. Each Debt Security represented by a global security is referred to as a “book-entry security.”

Debt Securities may be issued from time to time pursuant to this prospectus, and will be offered on terms determined at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Debt Securities may be denominated in U.S. dollars or other currencies, and unless otherwise provided in the applicable prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

Please refer to the applicable prospectus supplement for the specific terms of the Debt Securities offered including the following:

1.	Designation of an aggregate principal amount, purchase price, denomination and whether senior or subordinated;

2.	Date of maturity;

3.	If other than U.S. currency, the currency for which the Debt Securities may be purchased;

4.	The interest rate or rates and, if floating rate, the method of calculating interest;

5.	The times at which any premium and interest will be payable;

6.	The place or places where principal, any premium and interest will be payable;

7.	Any redemption or sinking fund provisions or other repayment obligations;

8.	Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

9.	The application, if any, of the defeasance provisions to the Debt Securities;

10.	If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

11.	Any obligation we may have to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

12.	Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

13.	Any additional covenants applicable to the Debt Securities being offered;

14.	Any additional events of default applicable to the Debt Securities being offered;

15.	The terms of subordination, if applicable;

16.	The terms of conversion, if applicable;

17.	Any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities; and

18.	Any other specific terms including any terms that may be required by or advisable under applicable law.

Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the applicable prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Certain Covenants of USS in the Indentures

Payment

USS will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities (Section 10.01). Unless otherwise provided in the applicable prospectus supplement, USS will pay interest on any Debt Security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment (Section 3.07).

Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to USS at its request. After this occurs, the holder of that security must look only to USS for payment of that amount and not to the trustee or paying agent (Section 10.03).

Merger and Consolidation

USS will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that USS may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other entity if (i) USS is the continuing entity, or the successor entity (if other than USS) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by USS and (ii) there is no default under the applicable indenture. Upon such a succession, USS will be relieved from any further obligations under the applicable indenture. The indentures define “substantially all of its assets” as, at any date, a portion of the non-current assets reflected in USS’ consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66-2/3% of the total reported value of such assets (Section 8.01).

Waiver of Certain Covenants

Unless otherwise provided in the applicable prospectus supplement, USS may, with respect to the Debt Securities of any series, omit to comply with any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally (Section 10.06).

Events of Default

An Event of Default occurs with respect to any series of Debt Securities when: (i) USS defaults in paying interest on the Debt Securities of such series when due, and such default continues for 30 days; (ii) USS defaults in paying principal of or premium, if any, on any of the Debt Securities of such series when due; (iii) USS defaults in making deposits into any sinking fund payment with respect to any Debt Security of such series when due, and such default continues for 30 days; (iv) failure by USS in the performance of any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture; (v) certain events of bankruptcy, insolvency, or reorganization occur; or (vi) any other Event of Default provided with respect to Debt Securities of that series occurs (Section 5.01).

USS is required annually to deliver to the trustee officers’ certificates stating whether or not the signers have any knowledge of any default in the performance by USS of certain covenants (Section 10.04).

If an Event of Default regarding Debt Securities of any series issued under the indentures occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series may declare each Debt Security of that series due and payable (Section 5.02).

An Event of Default regarding one series of Debt Securities issued under an indenture is not necessarily an Event of Default regarding any other series of Debt Securities.

Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive certain past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of Debt Securities to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity reasonably satisfactory to it (Section 6.02).

If an Event of Default occurs and is continuing regarding a series of Debt Securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of Debt Securities of such series (Section 5.06).

Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder’s Debt Security when due, the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series must request the trustee to take action. Holders must also offer and give the trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Section 5.07).

Modification of the Indentures

Each indenture contains provisions permitting USS and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to USS; (b) to add to the covenants of USS further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon USS by that indenture; (c) to add any additional events of default with respect to all or any series of Debt Securities; (d) to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (e) to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities; (f) to secure all or any series of Debt Securities; (g) to establish the forms or terms of the Debt Securities of any series; (h) to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; or (i) to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect (Section 9.01).

USS and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each Debt Security affected thereby (i) extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require USS to repurchase that security, (ii) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, (iii) modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under the heading “Modification of the Indentures,” except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, (iv) change any obligation of USS to maintain an office or agency, (v) change any obligation of USS to pay additional amounts, (vi) adversely affect the right of repayment or repurchase at the option of the Holder, or (vii) reduce or postpone any sinking fund or similar provision (Section 9.02).

Satisfaction and Discharge; Defeasance and Covenant Defeasance

Each indenture shall be satisfied and discharged if (i) USS shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and USS shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case USS shall have paid all other sums payable under that indenture (Section 4.01).

Each indenture provides, if such provision is made applicable to the Debt Securities of a series, (i) that USS may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) (“defeasance”) or (B) to be released from its obligations with respect to such Debt Security under Section 8.01 of that indenture (being the restrictions described above under the heading “Certain Covenants of USS in the Indentures”) together with additional covenants that may be included for a particular series and (ii) that Sections 5.01(3), 5.01(4) (as to Section 8.01) and 5.01(7), as described in clauses (iii), (iv) and (vi) under “Events of Default,” shall not be Events of Default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money, certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, USS has delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures (Section 13.04).

Record Dates

The indentures provide that in certain circumstances USS may establish a record date for determining the holders of outstanding Debt Securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such series.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

Subordination

Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Indebtedness. “Senior Indebtedness” is defined to mean, with respect to USS, the principal, premium, if any, and interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all indebtedness of USS (including indebtedness of others guaranteed by USS), whether outstanding on the date of the indenture or the date Debt Securities of any series are issued under the indenture or thereafter created, incurred or assumed, unless, in any case, in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities or that such obligation is subordinated to Senior Indebtedness to substantially the same extent as the subordinated Debt Securities are subordinated to Senior Indebtedness.

Terms of Subordinated Debt Securities may contain Conversion or Exchange Provisions

The prospectus supplement applicable to a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.

Modification of the Indenture Relating to Subordinated Debt Securities

The subordinated indenture may be modified by USS and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under the heading “Modification of the Indentures.” USS and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

Governing Law

The laws of the State of New York govern each indenture and will govern the Debt Securities (Section 1.12).

Book-Entry Securities

The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities, except as otherwise described in the applicable prospectus supplement.

Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither USS, the trustee nor any agent of USS or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies USS that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. USS understands that under existing industry practices, if USS requests any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Concerning the Trustee

The Bank of New York Mellon is also trustee for our 6.05% Senior Notes due June 1, 2017, our 6.65% Senior Notes due June 1, 2037, our 7.00% Senior Notes due February 1, 2018, our 4.00% Senior Convertible Notes due May 15, 2014, our 7.375% Senior Notes due April 1, 2020, our 7.50% Senior Notes due March 15, 2022 and several series of obligations issued by various governmental authorities relating to environmental projects at various USS facilities. The Bank of New York Mellon is a lender under our revolving credit facility. USS and its subsidiaries also maintain ordinary banking relationships, including loans and deposit accounts, with The Bank of New York Mellon and its affiliates. We anticipate that we will continue to do so in the future.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of the capital stock of USS included in its certificate of incorporation, but it is not complete. This description is qualified by reference to the certificate of incorporation that has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the Delaware General Corporation Law.

General

The authorized capital stock of USS consists of 40 million shares of preferred stock, without par value, and 400 million shares of common stock with a par value of $1.00 per share. As of February 13, 2013, there were no shares of preferred stock outstanding and 144,282,358 shares of common stock outstanding.

Preferred Stock

The preferred stock may be issued without the approval of the holders of common stock in one or more series, from time to time. The designation, powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock will be stated in a resolution providing for the issue of that series adopted by our board of directors and will be described in the appropriate prospectus supplement (if any), including the following:

1.	When to issue the preferred stock, whether in one or more series so long as the total number of shares does not exceed 40 million;

2.	The powers, preferences and relative participation, optional or other special rights, and qualifications, limits or restrictions on preferred stock;

3.	The dividend rate of each series, the terms of payment, the priority of payment versus any other class of stock and whether the dividends will be cumulative;

4.	Terms of redemption;

5.	Any convertible features;

6.	Any voting rights;

7.	Liquidation preferences; and

8.	Any other terms.

Holders of preferred stock will be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of common stock.

The future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of USS.

Common Stock

The holders of common stock will be entitled to receive dividends when, as and if declared by the USS board of directors out of funds legally available therefor, subject to the rights of any shares of preferred stock at the time outstanding. The holders of common stock will be entitled to one vote for each share on all matters voted on generally by stockholders under our certificate of incorporation, including the election of directors. Holders of common stock do not have any cumulative voting, conversion, redemption or preemptive rights. In the event of dissolution, liquidation or winding up of USS, holders of the common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any preferred stock then outstanding. The issuance of additional shares of authorized stock by USS may occur at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the holders of common stock.

Stock Transfer Agent and Registrar

Wells Fargo Bank, N.A., 161 N. Concord Exchange, South St. Paul, MN 55075-1139, serves as transfer agent and registrar for the common stock of USS.

Delaware Law, Our Certificate of Incorporation and By-Laws Contain Provisions That May Have an Anti-Takeover Effect

Certain provisions of Delaware law and our certificate of incorporation could make more difficult or delay a change in control of USS by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Our board of directors believes that these provisions are appropriate to protect the interests of USS and of its stockholders.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•

Prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

At or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws. Our certificate of incorporation provides that our board of directors is classified into three classes of directors, each class consisting of approximately one-third of the directors. Each director serves a three-year term, with a different class of directors up for election each year. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide otherwise. Board classification could prevent a party who acquires control of a majority of USS’ outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date that party obtains control.

Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.

Our by-laws provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders. Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal that a stockholder wishes to make at a meeting of stockholders. In general, a stockholder’s notice of a director nomination or proposal will be timely if delivered or mailed to our Secretary at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders or, in certain situations, within 10 days following the announcement of the date of the meeting. These provisions may preclude stockholders from bringing matters before a meeting or from making nominations for directors at these meetings.

Our certificate of incorporation and by-laws do not include a provision for cumulative voting for directors.

Our certificate of incorporation provides for the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. In addition, our authorized but unissued shares of our common stock will be available for issuance from time to time at the discretion of our board of directors without the approval of our stockholders, unless such approval is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements. One of the effects of the existence of authorized, unissued and unreserved shares of our common stock and preferred stock could be to enable our board of directors to issue shares to persons friendly to current management that could render more difficult or discourage an attempt to obtain control of USS by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of USS.

Our certificate of incorporation provides that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors. The certificate of incorporation also provides that directors may be removed from office only with cause. These provisions preclude stockholders from removing directors without cause and filling vacancies with their own nominees.

Certain provisions described above may have the effect of delaying stockholder actions with respect to certain business combinations. As such, the provisions could have the effect of discouraging open market purchases of shares of our common stock because such provisions may be considered disadvantageous by a stockholder who desires to participate in a business combination.

Limitations of Liability and Indemnification Matters

Our certificate of incorporation provides that a director is not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except (1) for breach of the director’s duty of loyalty to us and our stockholders, (2) for acts and omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. These provisions of our certificate of incorporation are intended to afford directors protection, and limit their potential liability, to the fullest extent permitted by Delaware law. Because of these provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of some of their fiduciary duties. These provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws.

In addition, our by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

We have obtained directors’ and officers’ insurance for our directors and officers for specified liabilities.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in the applicable prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock that will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions under the caption “Incorporation of Certain Information by Reference.” You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

USS may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between USS and a bank or trust company selected by USS having its principal office in the United States and having a combined capital and surplus of at least $50 million, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of USS, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever USS redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

USS will agree to take all actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between USS and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares (other than certain changes in the fees of the preferred stock depositary) will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, as amended thereby. The deposit agreement may be terminated only if:

•	All outstanding depositary shares have been redeemed; or

•	A final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of USS.

Charges of Preferred Stock Depositary, Taxes and Other Government Charges

USS will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. USS also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Appointment, Resignation and Removal of Depositary

USS will appoint the preferred stock depository. The preferred stock depositary may resign at any time by delivering to USS notice of its intent to do so and USS may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

USS will transmit to the record holders of depositary shares all notices and reports that USS is required to furnish to the holders of the depositary shares.

Neither the preferred stock depositary nor USS will be liable under the deposit agreement other than for its negligence or willful misconduct. The preferred stock depositary and USS will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. USS and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote any shares of preferred stock, as long as that action or non-action is in good faith.

DESCRIPTION OF WARRANTS

USS may issue Warrants for the purchase of Debt Securities, preferred stock or common stock (each a “USS Security,” and together the “USS Securities”). Warrants may be issued independently or together with any USS Security offered by any prospectus supplement and may be attached to or separate from any such USS Security. Each series of Warrants will be issued under a separate warrant agreement (a “Warrant Agreement”) to be entered into between USS and a bank or trust company, as warrant agent (the “Warrant Agent”). The Warrant Agent will act solely as an agent of USS in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of Warrants to purchase Debt Securities (“Debt Warrants”) will describe the terms of such Debt Warrants, including the following (if applicable): (a) the title of such Debt Warrants; (b) the offering price for such Debt Warrants; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (e) the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates, or Debt Securities that may be issued upon exercise of the Debt Warrants, will be issued in registered or bearer form; (k) information with respect to book-entry procedures; (l) the currency or currency units in which the offering price and the exercise price are payable; (m) the redemption or call provisions applicable to such Debt Warrants; and (n) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of Warrants to purchase preferred stock, depositary shares representing fractional shares of preferred stock or common stock (“Stock Warrants”) will describe the terms of such Stock Warrants, including the following (if applicable): (a) the title of such Stock Warrants; (b) the offering price for such Stock Warrants; (c) the aggregate number of such Stock Warrants; (d) the designation and terms of the preferred stock or common stock purchasable upon exercise of such Stock Warrants; (e) the designation and terms of the USS Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such USS Security; (f) the date from and after which such Stock Warrants and any USS Securities issued therewith will be separately transferable; (g) the number of shares of preferred stock or common stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price and the exercise price are payable; (k) the redemption or call provisions applicable to such Stock Warrants; and (l) any additional terms of the Stock Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Stock Warrants.

DESCRIPTION OF CONVERTIBLE OR EXCHANGEABLE SECURITIES

If any Debt Security, preferred stock, depositary shares representing fractional shares of preferred stock or Warrant is converted or exchanged into any other security the conversion or exchange terms thereof will be set forth in the prospectus supplement issued for the sale of such convertible or exchangeable security. These terms will include some or all of the terms described for Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

USS may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to holders, a specified number of shares of common stock at a future date or dates. The obligations to purchase and sell may be absolute or may be contingent upon specified events. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. USS may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of our preferred stock or debt securities or debt obligations of third parties (including U.S. Treasury securities) securing the holders’ obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase units or vice-versa. These payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION

We may offer the offered securities in one or more of the following ways from time to time:

•	To or through underwriting syndicates represented by managing underwriters;

•	Through one or more underwriters without a syndicate for them to offer and sell to the public;

•	Through dealers or agents;

•	To investors directly in negotiated sales or in competitively bid transactions; or

•	To holders of other securities in exchanges in connection with acquisitions.

The prospectus supplement for each series of securities we sell will describe the offering, including:

•	The name or names of any underwriters;

•	The purchase price and the proceeds to us from that sale;

•	Any underwriting discounts and other items constituting underwriters’ compensation;

•	Any commissions paid to agents;

•	The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	Any securities exchanges on which the securities will be listed.

Underwriters

If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as follows:

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker/dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

In addition, debt securities or shares of common stock or preferred stock may be issued upon the exercise of warrants.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the issuance of the offered securities will be passed upon for USS by R.M. Stanton, Esq., Assistant General Counsel — Corporate and Assistant Secretary of USS. Mr. Stanton, in his capacity as set forth above, is paid a salary by USS, participates in various employee benefit plans offered by USS and owns, and has options to purchase, common stock of USS. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Reports to Stockholders – Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.